Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP Announces Third Quarter 2012 Results, Updated

Commodity Hedge Positions and 2012 Guidance

HOUSTON, TEXAS, November 9, 2012—Memorial Production Partners LP (NASDAQ: MEMP) announced today its operating and financial results for the three and nine months ended September 30, 2012. In addition, MEMP provided an update of its commodity hedge positions presented in the Hedge Summary Table below along with previously announced 2012 guidance.

Key Third Quarter Highlights:

•	Announced quarterly cash distribution of $0.495 per unit, or $1.98 per unit on an annualized basis, representing a 4.2% increase over the annualized minimum quarterly distribution.

•	Completed fourth acquisition totaling $93.2 million, which added approximately 12.6 MMcfe per day of net production at the time of acquisition.

•	Increased borrowing base to $380.0 million from $300.0 million under its $1.0 billion revolving credit facility.

•	Third quarter distribution coverage ratio of 1.44x and nine months ended 2012 distribution coverage ratio of 1.33x.

•

Strengthened commodity hedge portfolio, with 87% of current expected natural gas production hedged through year-end 2012 (82% hedged through 2017) and 85% of crude oil production hedged through year-end 2012 (75% hedged through 2017).

John Weinzierl, Chairman and Chief Executive Officer of Memorial Production Partners GP LLC, the general partner of MEMP, commented, “We are pleased to report another quarter of solid operating and financial results, with production and EBITDA trending in-line with annual guidance. We continue to execute on our acquisition and growth strategy with the recent completion of our fourth acquisition this year. Our most recent distribution of $0.495 per unit represents a 3% increase over the second quarter 2012 distribution and will be paid on November 12, 2012.”

Review of Third Quarter 2012

•	Average daily production was 56.6 MMcfe per day in the third quarter of 2012 compared to 57.0 MMcfe per day in the second quarter of 2012.

•

Average realized prices, excluding commodity derivatives settlements, were $3.71 per Mcfe in the third quarter of 2012, up 16% from $3.21 per Mcfe in the second quarter of 2012. Average realized natural gas prices increased 22% to $2.90 per Mcf in the third quarter of 2012 from $2.37 per Mcf in the second quarter of 2012. Average realized oil prices in the third quarter of 2012 were $92.78 per Bbl compared to $92.91 per Bbl in the second quarter of 2012, and average realized natural gas liquids (“NGLs”) prices decreased 7% to $31.39 per Bbl in the third quarter of 2012 from $33.67 per Bbl in the second quarter of 2012. Averaged realized prices, including commodity derivatives settlements, were $5.19 per Mcfe in the third quarter of 2012, compared to $5.11 per Mcfe in the second quarter of 2012.

•

Natural gas, crude oil and NGLs sales, excluding commodity derivatives settlements, were $19.3 million in the third quarter of 2012, compared to $16.6 million in the second quarter of 2012. On a Mcfe basis, natural gas, crude oil and NGLs represented 84%, 4% and 12%, respectively, of sales volumes. On a revenue basis, natural gas, crude oil and NGLs sales represented 66%, 18% and 16%, respectively, of total oil and gas revenues.

•

Adjusted EBITDA(1) for the third quarter of 2012 was $20.7 million compared to $18.8 million reported during the second quarter of 2012. Adjusted EBITDA includes $3.9 million of net operating cash flow from our most recent acquisition from the July 1, 2012 effective date through the September 28, 2012 closing date compared to $1.9 million for our third-party acquisition in the second quarter of 2012.

•

Distributable cash flow(1) for the third quarter of 2012 was $15.9 million compared to $14.6 million in the second quarter of 2012. Distributable cash flow per unit increased to $0.71 per unit in the third quarter of 2012 from $0.66 per unit in the second quarter of 2012.

•	Total lease operating expenses increased to $1.32 per Mcfe in the third quarter of 2012 from $1.20 per Mcfe in the second quarter of 2012, primarily due to increased workover expenses.

•

General and administrative expense (“G&A”) was $2.3 million for the third quarter of 2012 compared to the second quarter 2012 of $2.1 million, which included $0.8 million and $0.6 million respectively, of non-cash compensation expense and acquisition related costs.

•

Cash settlements received on commodity derivatives during the third quarter of 2012 were $7.7 million or $1.48 per Mcfe, compared to $9.8 million received during the second quarter of 2012, with the decrease attributable to higher market prices for natural gas contributing to lower hedge settlements. Total hedged production in the third quarter was 4.4 Bcfe, or 85%, of third quarter production of 5.2 Bcfe, at an average hedge price of $5.32 per Mcfe compared to total hedged production in the second quarter of 3.9 Bcfe, or 75%, of second quarter production of 5.2 Bcfe, at an average hedge price of $5.38 per Mcfe. We reported an unrealized loss of $29.7 million on our commodity derivatives portfolio in the third quarter of 2012 compared to an unrealized loss of $4.9 million in the second quarter of 2012. The unrealized loss in the third quarter of 2012 was primarily attributable to an increase in commodity futures prices at September 30, 2012 as compared to June 30, 2012.

•

Interest expense was $3.0 million during the third quarter of 2012 and included $1.3 million of unrealized losses on interest rate swaps and $0.1 million of non-cash amortization of deferred financing fees.

•	Total capital expenditures for the third quarter of 2012 were $2.9 million. Total capital expenditures for the first nine months of 2012 were $16.8 million.

•	Total maintenance capital expenditures for the first nine months of 2012 were $8.5 million.

(1)

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

Acquisitions Update

Year-to-date 2012, MEMP has executed a total of $176.0 million in closed acquisitions, which includes two acquisitions from Memorial Resource Development LLC that are considered transactions between entities under common control. These acquisitions expanded MEMP’s footprint near its core operating areas in East Texas and also marked its entry into Louisiana. Combined, these transactions have the following characteristics:

•	Average net daily production of approximately 23.0 MMcfe at the time of acquisition;

•	Proved reserves of approximately 209 Bcfe;

•	Proved reserve life of more than 25 years;

•	Proved reserves mix consists of approximately 66% natural gas, 34% oil and NGLs; and

•	Multiple drilling and recompletion opportunities and significant organic growth potential.

Hedging Update

Consistent with its hedging policy, MEMP executed additional hedges on a portion of its expected oil and natural gas volumes through the fourth quarter of 2017. MEMP has entered into natural gas, crude oil and NGL derivatives contracts covering the period from October 2012 through December 2017, consisting of swaps, collars and puts. MEMP’s hedging policy is designed to reduce the impact to cash flows from commodity price and interest rate volatility. Effective November 1, 2012, the notional volumes and prices of MEMP’s commodity derivative contracts were as follows:

•

Regarding natural gas hedges, commodity derivative contracts for the last three months of 2012 and the years ending December 31, 2013, 2014, 2015, 2016 and 2017 cover approximately 87%, 96%, 88%, 79%, 73% and 65%, respectively, of MEMP’s targeted average net production of natural gas. Regarding natural gas prices, MEMP has total hedged volumes for the last three months of 2012 and the years ending December 31, 2013, 2014, 2015, 2016 and 2017, respectively, at weighted-average floor hedge prices of $4.66, $4.51, $4.41, $4.34, $4.53 and $4.29 per MMbtu.

•

Regarding crude oil hedges, commodity derivative contracts for the last three months of 2012 and the years ending December 31, 2013, 2014, 2015, 2016 and 2017 cover approximately 85%, 87%, 80%, 73%, 66% and 60%, respectively, of MEMP’s targeted average net production of crude oil. Regarding crude oil prices, MEMP has total hedged volumes for the last three months of 2012 and the years ending December 31, 2013, 2014, 2015, 2016 and 2017, respectively, at weighted-average floor hedge prices of $91.47, $91.78, $89.64, $90.29, $90.39 and $88.30 per barrel.

•

Regarding NGL hedges, commodity derivative contracts for the years ending December 31, 2012 and 2013, cover approximately 55% of MEMP’s targeted average net production of NGLs for both years. Regarding NGL prices, MEMP has total hedged volumes for the years ending December 31, 2012 and 2013, respectively, at weighted-average floor hedge prices of $48.55 and $48.72 per barrel.

•	Targeted average net production estimate represents the Q4 production required to reach the lower boundary of the annual production range in MEMP’s 2012 full year guidance.

The following table reflects the volumes of MEMP’s production covered by commodity derivative contracts and the average fixed or floor prices at which production is hedged:

Hedge Summary Table:

	Remaining 2012	Year Ending December 31,
		2013	2014	2015	2016	2017
Natural Gas Derivative Contracts:
Swap contracts:
Volume (MMBtu/d)	22,229	41,019	44,125	39,653	36,501	32,550
Weighted-average swap price	$4.50	$4.42	$4.41	$4.34	$4.53	$4.29
Collar contracts:
Volume (MMBtu/d)	18,913	6,674	—	—	—	—
Weighted-average ceiling price	$5.87	$5.80	—	—	—	—
Weighted-average floor price	$4.83	$5.07	—	—	—	—
Put options:
Volume (MMBtu/d)	2,283	—	—	—	—	—
Weighted-average put price	$4.80	—	—	—	—	—
Total Natural Gas Derivative Contracts:
Total natural gas volumes hedged (MMBtu/d)	43,425	47,693	44,125	39,653	36,501	32,550
Total weighted-average fixed/floor price	$4.66	$4.51	$4.41	$4.34	$4.53	$4.29
Percent of target production hedged	87.0%	95.5%	88.4%	79.4%	73.1%	65.2%

Crude Oil Derivative Contracts:
Swap contracts:
Volume (Bbl/d)	318	317	332	396	361	329
Weighted-average swap price	$93.69	$94.06	$89.52	$90.29	$90.39	$88.30
Collar contracts:
Volume (Bbl/d)	147	156	105	—	—	—
Weighted-average ceiling price	$115.12	$116.94	$117.72	—	—	—
Weighted-average floor price	$86.67	$87.16	$90.00	—	—	—
Total Crude Oil Derivative Contracts:
Total crude oil volumes hedged (Bbl/d)	465	473	437	396	361	329
Total weighted-average fixed/floor price	$91.47	$91.78	$89.64	$90.29	$90.39	$88.30
Percent of target production hedged	85.1%	86.7%	80.2%	72.5%	66.2%	60.3%

Natural Gas Liquids Derivative Contracts:
Swap contracts:
Volume (Bbl/d)	689	816	—	—	—	—
Weighted-average swap price	$43.77	$48.72	—	—	—	—
Collar contracts:
Volume (Bbl/d)	124	—	—	—	—	—
Weighted-average ceiling price	$93.57	—	—	—	—	—
Weighted-average floor price	$75.16	—	—	—	—	—
Total Natural Gas Liquids Derivative Contracts:
Total NGL volumes hedged (Bbl/d)	813	816	—	—	—	—
Total weighted-average fixed/floor price	$48.55	$48.72	—	—	—	—
Percent of target production hedged	54.9%	55.0%	—	—	—	—

As of November 1, 2012, MEMP has entered into the following interest rate derivative hedging transactions:

•

MEMP has hedged $150.0 million, or 52%, of its variable rate exposure on its $291.0 million debt outstanding as of November 1, 2012 extending through December 14, 2016 at a weighted average fixed annual LIBOR rate of 1.12%.

Additional information regarding MEMP’s hedging summary can be found on its website, www.memorialpp.com, under the Investor Relations section.

2012 Guidance

The following guidance is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. MEMP’s 2012 guidance reflects actual changes in commodity prices and the impact of growth capital spending and takes into account the impact of the oil and gas producing properties acquired throughout the year, including those considered transactions between entities under common control. A summary of the guidance, assuming no additional acquisitions, is presented below:

Full Year 2012 Guidance

Annual Production (Bcfe)	21 – 22

Adjusted EBITDA ($MM)	$76 – $78

Distributable Cash Flow ($MM)	$56 – $58

DCF Coverage	1.25x –1.35x

Maintenance Capex ($MM)	$14

Growth Capex ($MM)	$4 – $7

These estimates and assumptions reflect management’s best judgment based on current expectations about the future and anticipated market conditions based upon both stated and unstated assumptions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks that are beyond MEMP’s control. Actual conditions and assumptions may change over the course of the year.

Financial Update

Total debt outstanding as of September 30, 2012 was $293.0 million under MEMP’s 5-year, $1.0 billion revolving credit facility with a borrowing base of $380.0 million. As of September 30, 2012, MEMP’s liquidity of $88.0 million consisted of $1.0 million of available cash and $87.0 million of available borrowing capacity. MEMP had total debt outstanding as of November 1, 2012 of $291.0 million and $89.0 million of availability under its revolver, which management believes will provide the financial flexibility to continue pursuing MEMP’s acquisition growth strategy.

Third Quarter 2012 Cash Distribution

As announced on October 22, 2012, the board of directors of MEMP’s general partner approved and declared a cash distribution of $0.495 per unit for the third quarter of 2012. This distribution represents an annualized rate of $1.98 per unit. The distribution will be paid on November 12, 2012 to unitholders of record as of the close of business on November 1, 2012.

Quarterly Report on Form 10-Q

MEMP’s financial statements and related footnotes will be available in MEMP’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which will be filed with the SEC on or before November 14, 2012.

Conference Call

MEMP will host an investor conference call today at 9:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting MEMP’s website www.memorialpp.com and clicking on the webcast link or by dialing (866) 501-5542 at least fifteen minutes before the call begins and providing the passcode 39641901. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MEMP’s website, www.memorialpp.com or by dialing (855) 859-2056 and providing the passcode 39641901.

About Memorial Production Partners LP

Memorial Production Partners LP is a Delaware limited partnership that was formed to own and acquire oil and natural gas properties in North America. MEMP’s properties are located in South Texas and East Texas/North Louisiana and consist of mature, legacy oil and natural gas reservoirs. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute MEMP’s business plan, prices and demand for natural gas and oil, MEMP’s ability to replace reserves and efficiently develop its current reserves and other important factors that could cause actual results to differ materially from those projected as described in MEMP’s reports filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. For a more complete list of these risk factors, please read MEMP’s filings with the SEC, which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at www.sec.gov. MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” as defined by SEC rules. Estimates of reserves in this communication are based on economic assumptions with regard to commodity prices (NYMEX oil and natural gas futures prices utilized in acquisitions completed in 2012) that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC rules. In addition, the estimates of reserves in this press release were prepared by internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds. MEMP’s internal estimates of proved reserves may differ materially from the estimates of its proved reserves as of December 31, 2012 that will be prepared by Netherland, Sewell & Associates, Inc. as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; net operating cash flow from acquisitions and divestitures, effective date through closing date; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; unrealized losses on commodity derivative contracts; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition costs; and other non-routine items, less interest income; income tax benefit; unrealized gains on commodity derivative contracts; gains on sale of assets and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of its assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support MEMP’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow. MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP are generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Selected Operating and Financial Data (Tables)

Selected Financial Data – Unaudited Statement of Operations Data (In thousands, except per unit data)	For the Three Months Ended September 30, 2012	For the Nine Months Ended September 30, 2012
Revenues:
Oil & natural gas sales	$19,326	$54,725
Other income	22	163

Total revenues	$19,348	$54,888

Costs and expenses:
Lease operating	6,884	19,118
Exploration	—	414
Production and ad valorem taxes	1,647	5,215
Depreciation, depletion, and amortization	8,536	23,548
General and administrative	2,346	6,820
Accretion of asset retirement obligations	278	840
Realized gain on commodity derivative instruments	(7,697)	(24,606)
Unrealized (gain) loss on commodity derivative instruments	29,660	18,984
Gain on sale of properties	—	(192)
Other, net	141	468

Total costs and expenses	41,795	50,609

Operating income (loss)	(22,447)	4,279
Interest expense	3,042	7,943

Income (loss) before income taxes	(25,489)	(3,664)
Income tax expense (benefit)	(157)	26

Net loss	(25,332)	(3,690)
Net income attributable to predecessor	—	1,001

Net loss attributable to partners	$(25,332)	$(4,691)

Allocation of net income (loss) attributable to partners:
Limited partners	$(25,307)	$(4,686)

General partner	$(25)	$(5)

Earnings per unit:
Basic and diluted loss per limited partner unit	$(1.13)	$(0.21)

Cash distribution declared per unit	$0.495	$1.46

Weighted average number of limited partner units outstanding	22,302	22,241

Oil and natural gas revenue:
Oil sales	3,454	10,049
NGL sales	3,133	8,721
Natural gas sales	12,739	35,955

Total oil and natural gas revenue	$19,326	$54,725

Production volumes:
Oil (MBbls)	37	105
NGLs (MBbls)	100	236
Natural gas (MMcf)	4,386	13,242

Total (MMcfe)	5,208	15,288

Average net production (MMcfe/d)	56.61	55.80

Average sales price (excluding commodity derivatives):
Oil (per Bbl)	$92.78	$95.77
NGL (per Bbl)	$31.39	$36.94
Natural gas (per Mcf)	$2.90	$2.72

Total (Mcfe)	$3.71	$3.58

Average unit costs per Mcfe:
Lease operating expense	$1.32	$1.25
Production and ad valorem taxes	$0.32	$0.34
General and administrative expenses	$0.45	$0.45
Depletion, depreciation, and amortization	$1.64	$1.54

Memorial Production Partners LP Selected Financial Data – Unaudited Balance Sheet Data (In thousands)	September 30, 2012
Balance Sheet Data:
Total current assets	$34,643
Oil and natural gas properties, net	569,754
Total assets	611,999
Total current liabilities	14,127
Long-term debt	293,000
Total liabilities	330,684
Total partners’ equity	281,315

Memorial Production Partners LP Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures Distributable Cash Flow (In thousands)	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2012
Calculation of Adjusted EBITDA:
Net loss	$(25,332)	$(3,690)
Interest expense	3,042	7,943
Deferred income tax (benefit) expense	(157)	26
Depreciation, depletion and amortization	8,536	23,548
Accretion of asset retirement obligations	278	840
Unrealized (gains) losses on commodity derivative instruments	29,660	18,984
Gain on sale of properties	—	(192)
Acquisition related expenses	381	779
Unit-based compensation expense	418	993
Exploration costs	—	414
Net operating cash flow from acquisitions, effective date through closing date	3,920	5,808

Adjusted EBITDA	20,746	55,453
Less: Cash interest expense	1,589	3,757
Less: Estimated Maintenance Capital Expenditures	3,288	8,501

Distributable cash flow	$15,869	$43,195

Cash distribution	$11,053	$32,435

Distribution coverage ratio	1.44x	1.33x

	For the Three Months Ended September 30, 2012	For the Nine Months Ended September 30, 2012
Reconciliation of Net Cash from Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$14,679	$42,094
Changes in working capital	156	2,500
Interest expense	3,042	7,943
Unrealized (loss) gain on interest rate swaps	(1,304)	(3,699)
Amortization of deferred financing fees	(128)	(386)
Exploration costs	—	414
Acquisition related expenses	381	779
Net operating cash flow from acquisitions, effective date through closing date	3,920	5,808

Adjusted EBITDA	$20,746	$55,453

2012 Adjusted EBITDA Guidance Reconciliation Table

Memorial Production Partners LP Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures 2012 Adjusted EBITDA Guidance (In millions)	Low For Year Ended December 31, 2012	High For Year Ended December 31, 2012
Calculation of Adjusted EBITDA:
Net income	$28	$30
Interest expense	6	6
Net operating cash flow from acquisitions, effective date through closing date	6	6
Depletion, depreciation, and amortization	36	36

Adjusted EBITDA	$76	$78

Reconciliation of Net Cash From Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$64	$66
Changes in working capital	—	—
Net operating cash flow from acquisitions, effective date through closing date	6	6
Interest expense	6	6

Adjusted EBITDA	$76	$78

Contact

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com